Q2 2018 Sterling Construction Company Inc Earnings Call

Houston Aug 2, 2018 (Thomson StreetEvents) -- Edited Transcript of Sterling Construction Company Inc earnings conference call or presentation Thursday, August 2, 2018 at 8:30:00pm GMT

CORPORATE PARTICIPANTS
Jennifer Maxwell, Sterling Construction Company, Inc. - Director of IR
Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director
Ronald A. Ballschmiede, Sterling Construction Company, Inc. - Executive VP, CFO, CAO & Treasurer

CONFERENCE CALL PARTICIPANTS
Brent Edward Thielman, D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst
Sean D. Eastman, KeyBanc Capital Markets Inc., Research Division - Associate

PRESENTATION

Operator

Greetings, and welcome to Sterling Construction Second Quarter 2018 Earnings Call. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to turn the conference over to your host, Jennifer Maxwell, Director of Investor Relations. You may begin.

Jennifer Maxwell, Sterling Construction Company, Inc. - Director of IR

Thank you, Rob. Good afternoon to everyone joining our call. I would like to welcome you to Sterling's 2018 second quarter earnings conference call. I'm pleased to be here today with Joe Cutillo, Sterling's Chief Executive Officer; and Ron Ballschmiede, Sterling's Chief Financial Officer.

Joe will provide us with commentary on the overall performance of the company and color around market trends. Ron will follow that up with the detailed discussion of the financial results for the quarter. Following that, we will open up the call for questions.

I would like to begin with an overview of the company's safe harbor language. Some of the discussions today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling's most recent 10-Q and 10-K filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligation to update forward-looking statements as a result of new information, future events, or otherwise.

With that out of the way, I'd like to turn the call over to Joe.

Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director

Thanks, Jennifer, and welcome, everyone. I'd like to start the call off today by saying thank you to all our Sterling employees for another outstanding quarter. And let you know how proud I am of each and every one of you for taking the company farther than it's ever been before. As we often say around the water cooler, that's the good news. And the better news is we're just getting started on our journey to where we can ultimately go.

In the quarter, we had great performance from both our heavy civil and residential segments. And saw improvements on all fronts versus our prior year. Starting with safety, our recordable were down 13% and our lost time incidents were down 50%. This is really an impressive accomplishment as we've added more than 700 employees so far this year. And attribute to our new employee buddy system that was implemented to ensure our new employees get off to a safe and productive start.

At the bid table, we bid on over $1 billion of new jobs. On the jobs we won, we are able to improve our margins and grow our backlog. This is attribute to the strong markets we are in and the continued discipline we have around selecting the right jobs to bid and maintaining the bid margin requirements to fulfill our financial expectations.

Our heavy civil business executed better than ever. Over $1 million of our year-over-year income increase was directly related to exceeding performance expectations. On the residential side, the Dallas market remains very strong and the Dallas market continues to beat our expectations.

We continued our progress expanding Tealstone into the Houston market and have poured just under 100 foundations. In addition, we recently reached an agreement in Houston with one of the top 3 U.S. builders to pour several hundred foundations over the next 10 to 12 months with additional growth opportunities along the way.

As a result of all these great accomplishments, our second quarter revenue versus prior year grew 9%. Our gross margin hit 11.7%. Our net income versus prior year increased 122%, and we delivered $0.30 of earnings per share to our shareholders. In addition, we grew our cash to over $66 million and positioned ourselves to pay down additional debt in the third quarter.

Based on our strong Q2 performance and our outlook for the rest of the year, we are pleased to announce that we are raising both our revenue and earnings guidance for the full year, which will be discussed in more detail by Ron.

With that, I'd like to turn it over to Ron to give you more details about the quarter and the full year. Ron?

Ronald A. Ballschmiede, Sterling Construction Company, Inc. - Executive VP, CFO, CAO & Treasurer

Thanks, Joe, and good afternoon, everybody. I'm pleased to discuss another strong quarter of operating results. We celebrated our first anniversary -- first-year anniversary of the Tealstone acquisition on April 3, 2018, essentially the beginning of our 2018 second quarter.

So we now have the opportunity to discuss our quarter over prior year quarter operating results with consistent operating units in both periods.

At June 30, 2018, our heavy civil segment backlog was $885 million compared to $744 million at the beginning of the year. Combined backlog, which includes our backlog and our unsigned low-bid awards totaled $1,041,000,000 with an overall combined backlog gross margin of 8.8% at the end of the quarter. This reflects the strongest combined backlog gross margin in many years. Our heavy civil combined backlog book-to-burn factor was 103% for the second quarter of 2018 and 111% for the first 6 months of 2018. Just a reminder, that our backlog figures are comprised entirely of heavy civil projects.

Our residential segment, which accounted for approximately 17% of our second quarter revenues, does not report backlog, reflecting the short-term performance cycle of residential concrete foundations, which is typically less than 2 weeks.

Total revenue for the second quarter of 2018 was $269 million, $22 million or 9% higher than the second quarter of 2017. The residential segment revenues, increased 22% over the second quarter of 2017 to $45 million with the balance of revenue growth applicable to our heavy civil business, which grew by 7% over the prior quarter.

The increase in residential revenue is indicative of the underlying growth in the Dallas, Fort Worth area, and to a lesser extent, expansion into the Houston area. The heavy civil revenue increase was primarily attributable to growth in the commercial and aviation space.

Gross profit was $31.5 million in the quarter, an increase of $6.3 million from the 2017 second quarter. Gross margin grew 150 basis points to 11.7%. The increased margin principally reflects an improved mix of heavy civil revenues driven by higher commercial and aviation-related activities and the favorable substantial completion and close out of a project by one of our 50% owned subsidiaries.

G&A expense for the second quarter of 2018 was $13.6 million compared to $12.8 million in the prior year quarter. The quarterover-quarter dollar increase in G&A was substantially attributable to higher pre-bid activities for design-build and other alternative delivery prospects. As a percent of revenue, G&A expense 20 basis point -- decreased 20 basis points to 5% in the second quarter of '18. The decrease is attributable to increased operating leverage from the 9% increase in consolidated revenues.

Other operating expense for 2018, second quarter was $5.7 million, an increase of $1.7 million from the comparable 2017 quarter. The increase was primarily the result of higher members interest and earn-out expense, partially offset by the reduction in acquisition-related costs incurred in 2017.

Based on our stronger results through June 30, 2018, and updated expectations for the year, we believe our full year 2018 other operating expense will be approximately $12 million, up $2 million from our original 2018 expectations and guidance. This increase principally consists of higher member's interest and earn-out costs.

Our operating income for the second quarter of 2018 totaled $12.2 million, an improvement of $3.8 million over the comparable 2017 quarter. From an operating segment standpoint, heavy civil accounted for 85% of the quarter-over-quarter operating income improvement, with the balance of 15% attributable to residential.

Net interest expense for the 2018 second quarter was $2.9 million, essentially flat with the prior year period.

Well, our year-to-date income tax expense is only $138,000, we expect to provide an additional income tax expense related to expected changes in our deferred income tax position in the last half of the year. This incremental noncash income tax provision is expected to total $1.5 million in the third -- to combined in the second -- in the third and fourth quarter.

Finally, noncontrolling interest totaled $1 million for the second quarter of 2018, up slightly from the second quarter of 2017. We continue to expect our noncontrolling owners' interest to total approximately $3 million for the total year.

Another effect of all these items resulted in the second quarter 2018 net income of $8.2 million and a net income per diluted share of $0.30 compared to the second quarter of 2017 net income of $3.7 million or $0.13 per share.

EBITDA for the 4 quarters ended June 30, 2018 totaled $50.3 million, a significant increase from $33.1 million of EBITDA over the 4 quarters ended June 30, 2017.

Moving to our balance sheet, we ended the quarter with a cash balance of $66 million -- $66.6 million compared to $55.5 million at the end of the first quarter of 2018. The components of our June 30, 2018, $66.6 million of cash, includes generally available cash of $36.7 million, consolidated 50% owned subsidiary cash of $17.6 million and construction joint venture's cash of 12.3%.

In July, we made an additional term loan prepayment of almost $6 million, bringing our total prepayments to $10.4 million for the first 7 months of 2018. Consistent with our seasonal trends, we expect our consolidated cash position to increase throughout the balance of the year and our cash flow from operating activities to continue to improve and approximate our full year operating income.

Finally, as you have seen in our second quarter earnings release, we have raised our guidance for revenue to between $1,030,000,000 and $1,045,000,000. And we raised our net income attributable to Sterling's common shareholders to between $24 million and $26.5 million. We continue to believe that our fully diluted shares outstanding for year will approximate 27.5 million shares.

The increase in our revenue and net income guidance reflects our strong performance for the first 2 quarters of the year and the quality of our backlog and business prospects. Additionally, our new net income guidance includes the impact of the incremental $1.5 million income tax provision, which I described previously. This income tax expense was not included in our initial 2018 net income guidance.

Now, I'll turn the call back over to Joe.

Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director

Thanks, Rob. Again, we are very pleased with the outstanding performance of the second quarter and our 12th consecutive year-over-year quarterly improvement. I would like to reiterate, our increase year-end earnings guidance of $24 million to $26.5 million. This again, is driven by our robust markets, growing backlogs and our strong year-to-date performance on all fronts.

Sterling is truly a different company today than it was just a few short years ago. Our strategy is solid, it is proven and we will continue to execute and expand on it as we move into the future.

And with that, we'd be happy to take your questions.

QUESTIONS AND ANSWERS

Answer – Operator: (Operator Instructions) Our first question comes from Brent Thielman with D.A. Davidson.

Analyst: Brent Edward Thielman, D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

Question – Brent Edward Thielman: The residential business is definitely firing great growth here, but the margin's a little bit lower from last year, any reason for that? Is that some investments in the Houston market that dilute that somewhat?

Answer – Joseph A. Cutillo: Sure, Brent, I'll let Ron answer that for you.

Answer – Ronald A. Ballschmiede: Sure. There's 2 pieces of that. One is the expansion in the Houston, we've -- since have been ramping up slowly for the first 2 quarters, it's about breakeven, little bit better than breakeven right now. So as we get the volumes and the processes down or to take advantage of new work that Joe mentioned earlier in the call, we should be ramping those up to be raising to the double-digit margin range at least recently in that territory of Dallas. Also, as you recall, the Tealstone performance earns and earn-out with the expectation of significantly -- additional earnings in 2018 compared to '17. Our earn-out expense is going up a fair amount. For me, that's great, I don't mind that at all because we keep $0.60 of every dollar of increase that's how the earn-out works. But combination of those 2 flattens out some of the operating income. Gross profit is pretty much on top of where it has historically been, within a few -- 20 basis points or so. So it's real close.

Question – Brent Edward Thielman: Okay. And the Houston operation and then this big win with the new customer that you said several hundred foundations, when does that start ramping up?

Answer – Joseph A. Cutillo: That'll start ramping up in the August, September time frame.

Question – Brent Edward Thielman: Okay. So you could see more material increase in margins from that business by 4Q?

Answer – Joseph A. Cutillo: Yes. That's exactly right. With that business -- what that agreement really does for us, is it enables us to cover those overheads and really start growing out the business in Houston in a profitable manner.

Question – Brent Edward Thielman: Okay. And then, one more if I could, I'll pass it on. The heavy civil margins, I guess, just looking at it versus last year, I mean obviously, solid, could you kind of bucket out or frame, how much of the improvements, just from really good performance on work, Geneva has been a focus versus the company sort of emphasis on nonheavy highway work?

Answer – Joseph A. Cutillo: Yes, we've got -- Ron, can give some more details, but we've got 2 nice tailwinds helping us, a combination of the mix -- it was actually 3 and the combination of the mix as we progress more and more into some of these adjacent markets, we have continue to improve our margins at the bid table in the heavy highway side. And then, on top of that, as I mentioned, we've seen about $1 million of real impact related to truly improved execution on the existing projects. And we have year-to-date.

Answer – Ronald A. Ballschmiede: As I mentioned, some of that is the result of a nice finish to a project we've been working on for a couple of years, that added probably 60 or 75 basis points to the bottom line -- to the margin. And the rest is really mix, and we're doing -- we're making movements towards our strategic objective of getting to a heavy civil business that has about half of the backlog represented by heavy civil highway work and half by adjacent space work. We're not there yet, but we're on pace to hit it during our time frame. And that would be over the next couple of years. But we're starting to see the impact of changing out that mix and that's -- feels good to do what you say and say what you're going to do and vice versa.

Answer – Joseph A. Cutillo: Yes, it's actually -- it's clicking along and performing exactly as we had laid it out from the strategy. And -- sometimes it gets a little bit scary when it works that well. But it's fantastic.

Answer – Operator: (Operator Instructions) Our next question comes from Sean Eastman with KeyBanc Capital Markets.

Answer – Sean D. Eastman: So I just wanted to start on that heavy civil margin, just continue on that conversation. So you guys did talk about in the press release, some nice increases in commercial and aviation. And then, also, the margin and backlog seemed to jump up pretty nicely this quarter. So I assume, there is some sort of connection there, I'm just wondering if there's been some sort of incremental traction on the commercial and aviation side. And just sort of what you guys have been winning and targeting over there?

Answer – Ronald A. Ballschmiede: Sure. I think most of that -- the commercial business, as it recall, includes both the historical business that Sterling had prior to the Tealstone acquisition and the commercial element of the Tealstone acquisition. The market in Texas for the work that the former Tealstone Commercial Group is very good, that drove some of the improved backlog revenue and earnings of that side of the business. And I think the -- I forgot the other part of your question but the rest of it is, the heavy highway work last year on a year-over-year basis, if you recall, we had 2 very large construction joint ventures, (inaudible) where we were majority owners so we consolidated them, that generated a very large amount of heavy-highway revenue. So by timing and mix, one of those projects was substantially done and generated very little revenue and the other one is going to be finished by the end of the year. So there's some mix that just happened by that shift in the percentage of heavy highway versus these other adjacent space work, including commercial and aviation.

Answer – Joseph A. Cutillo: Yes, there's -- as you remember, one of the things that is good but challenging for people to understand is, as we continue to win new backlog at higher margins and burn off old backlog, it takes a while for that to come through. So we're starting to see -- if you remember last year, we continue to inch-up margins throughout the year, we're starting to work more and more on those projects, and you're starting to get a little uplift from the improved margins associated with that. So the good news is, we're -- as we said, the drivers are -- the mix -- we continue to improve the mix, what we win at, at the bid table, that continues to get better. And the third piece is, the execution. And right now, all of those continue to go in the right direction.

Answer – Sean D. Eastman: Okay. Great, makes sense. And then next from me is just, you guys were talking about being optimistic on some large opportunities. I think you were referencing the Rocky Mountain region in the press release. I was just hoping to get an update on, what kind of line of sight you guys have on your bids outstanding there? And how you expect it to play out in the back half?

Answer – Joseph A. Cutillo: Yes, the good news is, there are some nice bids in the second quarter of the year. We were successful on one of the large design-build jobs. It would -- the first phase of that is just the design piece, so it's relatively small. The total project is going to be north of $200 million, when it's all set and done. We have a joint venture on that, and we'll be announcing, probably in the first quarter or so, after the design phase, once it's all finalized, that particular win and it's to the tune of -- going to be about a $100 million.

Answer – Sean D. Eastman: Okay. So that will be -- that will be more of a 1Q booking?

Answer – Joseph A. Cutillo: Yes, most likely. Yes. Designs are done in the back half of this year, assuming all the paperwork gets signed and contracts done in the first quarter then we'll announce the rest of the project, once it's finalized. And then -- at the back half of the year, we still have $500 million or $600 million of projects that we'll be bidding on in the Rocky Mountain.

Answer – Sean D. Eastman: Okay, great. And I know, it's not a big focus, but just curious about Texas, as are things -- are you seeing some good bidding opportunities out there? Has TxDot starting to release some jobs? Could that be another sort of driver of backlog momentum in the second half?

Answer – Joseph A. Cutillo: Yes, we've -- we won our first share in the quarter in Texas. Again, I think the thing everybody is complaining about TxDOT being behind. I will tell you, there have been plenty of jobs -- of the job types that we like -- that we've been able to bid. So we know -- there's a lot of stuff TxDOT has pent up, and it will be great if it came out. But it there's nothing to worry, we've got very solid backlog in the Texas market, plenty of backlog in the Texas market for the next 1.5 years or so. And we'll continue to be very selective on those jobs that we go after and try to maximize our margins.

Answer – Sean D. Eastman: Okay, great. And then, lastly from me, you guys had some good cash flow in the quarter. I think Ron mentioned, you're in a position of paying some more debt down in the third quarter. Just wanted to get an update on capital allocation, what are the plans there in terms of coming quarters, where are you going to be putting your cash?

Answer – Joseph A. Cutillo: Sure. You want to talk about that, Rob?

Answer – Ronald A. Ballschmiede: Sure. So in this year, including our July payment, we paid down just over $10 million of our facility. I think, we take these kind of 1 quarter at a time as we look forward and decide what to do on the debt allocation. We continue to look for opportunities to grow our business, both internally and with example particularly of the expansion of the residential market, that's not a huge investment of dollars but it is a pretty good investment of time for the management group to get these up and started. So that's probably our number one thing that we're focusing on, monetizing, if you will. Always great to continue to look at other opportunities, adjacent space type services, nothing on the blackboard at this point in time. But that's -- we want to keep some powder to do that. So the -- as we go forward into our large back half, which is typically when we generate the most cash, we'll continue to evaluate what we're going to do and if we find something to invest in, that's a fit to our many, many thresholds of requirements and requirements, we'll do that. If not, we'll continue to look at other things, including alternatives we have on debt and others.

Answer – Operator: Our next question is from Brent Thielman with D.A. Davidson.

Question – Brent Edward Thielman: Joe or Ron, the non-heavy highway portion of the backlog, I guess, as you look at over the next 12 months and some of these various areas, commercial aviation, et cetera, the growth prospects as appealing as they were 12 or 18 months ago, as there is much going on there, as you've seen looking back...

Answer – Joseph A. Cutillo: Yes, as a matter of fact, in some of those markets, when you start looking into the commercial space or even the airport space, they're growing at much higher rates than the heavy highway, 1.5 to 2x. So we see tremendous opportunities, tremendous projects, and we'll continue to grow out that space. If you remember, we said by 20 -- the end of 2019, we would have 50% of our revenue coming from these non-heavy highway activities, we're right on track for that and feel pretty comfortable with that, especially, as we continue to expand Tealstone into Houston as well as some other commercial business. So -- but that's where, as Ron -- just to step back and reiterate a little bit what Ron just said before, if we were going to invest and add to our portfolio, those are the kind of areas that we would be interested in looking at and adding on top of what we could do organically.

Answer – Ronald A. Ballschmiede: I think the other element to think about there is, we just add -- Joe just described some of these nice and large and -- half one, I think as a very good way to prove it, opportunities that we have in, several hundred million dollars to bid in the fourth quarter. So we will -- and that of course, will jack up our heavy highway work. As most of that in the Rocky Mountain area is heavy highway work. That's fine, it burns over a couple plus years. So we're going to go and focus more on getting that 50% of revenue through the pipeline, if you will. And we may or may not achieve a 50-50 split on backlog just because we're going to add some multi-6 figure (inaudible) jobs.

Answer – Joseph A. Cutillo: The other piece too is, we'll never put residential under that.

Answer – Ronald A. Ballschmiede: (inaudible)

Answer – Joseph A. Cutillo: And as that continues to grow and be a bigger part of the portfolio, it will -- our backlog will also not appear to grow, nearly as fast as the overall company and the overall bottom line.

Answer – Operator: (Operator Instructions) Our next question is from Paul Varello, a Private Investor.

Analyst: Unidentified Shareholder,

Question – Unidentified Shareholder: Guys, congratulations on a great quarter and working your plan. The way you are doing it, I think it really shows how sticking to your plan and having such a great strategy has really paid off. As you know I'm a large stockholder and I continue to hold 730,000 plus shares. Can you guys explain, in spite of all the great performance, why your stock price doesn't seem to move?

Answer – Joseph A. Cutillo: I wish I had an easy answer, Paul. Our sector in -- total is down a little bit and has been a little slow to react. And we think candidly we're a little undervalued compared to some of our peers out there as we continue to outperform, not only in the market but the expectations of everyone. Our objective is really simple, is continue to meet or exceed what we tell everybody, continue to stay down, the path of the strategy. And we will have tremendous returns, staying focused on the bottom line has certainly helped us much more than talking about the top line. And we're going to continue to maintain that. And maybe it's the 13th quarter in a row or the 14th quarter in a row or the 15th before we get valued probably.

Question – Unidentified Shareholder: Great. One last question, it came up earlier, given the fact that the housing business doesn't really get built into the backlog for good reason. Would you ever consider changing your metric for the 50-50 spread of business to profits rather than revenue because it's always going to stay skewed if you leave it that way?

Answer – Joseph A. Cutillo: That's right. That's where we're really starting to talk more and more on the revenue, which really is the profit. And ultimately, what we are shooting for is, if we do this 50-50 split properly, it takes the gross margins from where they are high single digits, low double-digits to, what I'll call, 12.5-plus percent blended margins. And if you put our growth rate to the 3% to 5% on the heavy highway and the 10-plus percent on the residential and you move the margin, you can quickly project over the next couple of years, what that really does to the bottom line and it's -- accelerates it very rapidly.

Answer – Operator: (Operator Instructions) There are no further questions at this time. I'd like to turn the call back to Joe Cutillo for closing comments.

Answer – Joseph A. Cutillo: Thanks, again, everyone, for joining our call today. If you wish to schedule a call, please feel free to contact our Director of Investor Relations, Jennifer Maxwell, or our partners at The Equity Group. Their contact information can be found at the bottom of the press release. And again, thanks, everybody, and have a great evening.

Answer – Operator: This concludes today's conference. You may disconnect your lines at this time, and we thank you for your participation.